FORM OF AMENDMENT NO. 1 OF THE BANKFINANCIAL, F.S.B. AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Exhibit 10.34

AMENDMENT NO. 1 OF THE
BANKFINANCIAL, F.S.B.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 of the AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between BankFinancial, F.S.B. (the “Bank”) and Name (the “Executive”) dated May 6, 2008 (the “Agreement”), which amendment is effective on December 31, 2012 (the “Effective Date”).
WHEREAS, pursuant to and subject to Section 11 of the Agreement, the parties may amend the Agreement by a written agreement.
WHEREAS, the parties desire to amend the Agreement in accordance with Internal Revenue Service Guidance under Section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	The last sentence of Section 6(b) is replaced with the following: “Amounts payable under Subsections (ii) and (iv) of this Section 6(b) shall be paid as provided in Section 6(i).”

2.	The last sentence of Section 6(c) is replaced with the following: “Amounts payable under Subsections (ii) and (iv) of this Section 6(c) shall be paid as provided in Section 6(i).”

3.	The last sentence of Section 6(e) is replaced with the following: “Amounts payable under this Section 6(e) shall be paid as provided in Section 6(i).”

4.
The last sentence of Section 6(f) is replaced with the following: “Subject to the delivery (and non-revocation) of the executed general release as provided for in Section (i), amounts payable under this Section 6(f) shall be paid in a single lump sum on the Bank's regular payroll date sixty (60) days after the date of Executive's death.”

5.	Section 6(i) is replaced with the following:
“(i)    General Release and Time of Payment. In consideration of the Bank's agreements with respect to the monetary payments and other benefits provided for in Section 6 of this Agreement (which payments and benefits exceed the nature and scope of that to which Executive would have been legally entitled to receive absent this Agreement), and as a condition precedent to Executive's receipt of such payments and other benefits, Executive (or in the event of Executive's death, Executive's executor, trustee, administrator or personal representative, as applicable), shall execute and deliver to the Bank a general release in favor of the Bank and its Affiliates (as defined below) releasing all claims, demands, causes of actions and liabilities arising out of this Agreement, Executive's employment or the termination thereof, including, but not limited to, claims, demands, causes of action and liabilities for wages, back pay, front pay, attorney's fees, other sums of money, insurance, benefits, or contracts; and all claims, demands, causes of actions and liabilities arising out of or under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof, whether now existed or hereinafter enacted or adopted, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and no further payments shall be due Executive until such time as all applicable waiting or rescission periods thereunder shall have expired or shall have been waived. Notwithstanding the foregoing or anything to the contrary herein, the general release shall not release, and shall expressly reserve, any unperformed obligations of the Bank under this Agreement. The general release shall be executed and delivered no later than twenty-two (22) days after the effective date of termination (or such longer period of time to the extent required by law) and, provided the general release is not revoked, the amounts payable under Subsections 6(b)(ii) and (iv), 6(c)(ii) and (iv), and 6(e) shall be paid in equal installments over the period beginning on the sixtieth (60th) day following the effective date of termination and continuing through the Bank's first regular payroll date after the date the Employment Period would have expired if Executive's employment had not been sooner terminated; provided, however, that any such installments that would have been paid in the sixty (60) day period following the effective date of termination but for the release requirement shall be paid on the date the first installment is paid and the remaining installments shall be paid over the balance of the period continuing through the Bank's first regular payroll date after the date the Employment Period would have expired if Executive's employment had not been sooner terminated. Provided, however, that to the extent any portion of the applicable payment amount under Section 6(c) or (e) exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), the Executive shall receive such portion of the applicable payment that exceeds the “safe harbor” amount in a single lump sum payment on the first payroll date following the sixtieth (60th) day after the Executive's termination.”
6.In all other respects, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, BankFinancial, F.S.B. has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement as of the date set forth below.

BANKFINANCIAL, F.S.B.	EXECUTIVE
By: Its: Date: December _____, 2012	Date: December _____, 2012

Named Executive Officers who are parties to this amendment:
Gregg T. Adams